Exhibit 99.1

CoreSite Realty Corporation Announces Closing of Senior Notes Offering

Denver, CO — April 17, 2019 — CoreSite Realty Corporation (NYSE:COR) (“CoreSite”), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced that its operating partnership, CoreSite, L.P. (the “Operating Partnership”), agreed to issue and sell an aggregate principal amount of $400 million of senior notes (the “Notes”) in a private placement to certain “accredited investors” pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The proceeds from the Notes will be used to pay down outstanding amounts on the revolving portion of its senior unsecured credit facilities and for general corporate purposes.

The Notes will be issued in two series: the Operating Partnership’s 4.11% Series A Senior Notes due April 17, 2026 (the “Series A Notes”) and its 4.31% Series B Senior Notes due April 17, 2029 (the “Series B Notes”). After giving effect to cancellation costs incurred in connection with the termination of an interest rate swap agreement entered into in anticipation of the issuance of the Notes, the Series A Notes will bear an effective interest rate of 4.52% per annum. An aggregate principal amount of $200 million of the Series A Notes and $125 million of the Series B Notes was issued on April 17, 2019, and an aggregate principal amount of $75 million of the Series B Notes is expected to be issued by the Operating Partnership prior to July 17, 2019. Interest on the Notes is payable semiannually on the 15th day of August and February in each year, commencing on February 15, 2020. The Notes are senior unsecured obligations of the Operating Partnership and are jointly and severally guaranteed by CoreSite and each of the Operating Partnership’s subsidiaries that guarantees indebtedness under its senior unsecured credit facilities.

“The successful execution of this private placement offering addresses our liquidity needs, provides incremental capital needed to finance our robust development pipeline, allows us to maintain a balance between fixed and variable rate debt instruments, and extends our debt maturity profile,” said Jeff Finnin, Chief Financial Officer at CoreSite. “Additionally, I would like to extend a thanks to our lending institutions for their support of CoreSite and to our team of professionals for successfully completing this transaction.”

The Notes and the guaranties thereof will not be and have not been registered under the Securities Act or any state securities laws and may not be offered or sold absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Notes or the guaranties thereof in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,350 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 450+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships.

© 2019, CoreSite, L.L.C. All Rights Reserved.

CoreSite Contact

Carole Jorgensen

Vice President of Investor Relations and Corporate Communications

303-405-1012

carole.jorgensen@coresite.com

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, including the future issuance of Series B Notes. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: any adverse developments in local economic conditions or the demand for data center space in these markets; operational difficulties, including difficulties relating to information systems, internal processes and information security; significant industry competition; financial market fluctuations; and other factors affecting the real estate industry generally. All forward-looking statements reflect CoreSite’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, CoreSite disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause CoreSite’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in CoreSite’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by CoreSite from time to time with the Securities and Exchange Commission.